[UNITED RENTALS LOGO]

 FOR IMMEDIATE RELEASE

                    UNITED RENTALS TERMINATES PROPOSAL
                  TO ACQUIRE RENTAL SERVICE CORPORATION

 GREENWICH, CT, JUNE 28, 1999 -- United Rentals, Inc. (NYSE:URI) today announced that it is terminating its tender offer and consent solicitation relating to its proposal to acquire Rental Service Corporation (NYSE: RSV).

 Bradley S. Jacobs, chairman and chief executive officer of United Rentals, said, "In light of the $29 a share offer announced this morning, we have decided not to compete for Rental Service Corporation at this price level."

 United Rentals, Inc. is the largest equipment rental company in North America and serves a wide range of customers through its network of 506 locations in 41 states, six Canadian provinces and Mexico. Additional information about United Rentals is available at the Company's website at www.unitedrentals.com.

 The matters discussed in this news release include certain forward-looking statements that involve specific risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements, including those detailed in the Company's filings with the Securities and Exchange Commission and quarterly reports filed on Form 10-Q. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

                             # # #

 Investor contact:                  Media contact:
 Robert Miner                       Fred Bratman or Tracy Williams
 United Rentals, Inc.               Sard Verbinnen & Company
 (203) 622-3131                     (212) 687-8080
 bminer@ur.com                      fbratman@sardverb.com or
                                    twilliams@sardverb.com